Exhibit 99.1

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Chief Business and Principal Financial Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX To Receive $5.4 Million MILESTONE

AstraZeneca to Assume Responsibility for Future Clinical Development of Investigational TLR-9 Agonist for Treatment of Asthma

BERKELEY, CA – March 3, 2014 – Dynavax Technologies Corp. (NASDAQ: DVAX) today announced a $5.4 million milestone payment from its collaborator, AstraZeneca. The companies also amended their research collaboration and license agreement to transfer responsibility for conduct of further clinical trials from Dynavax to AstraZeneca, following completion of the ongoing Phase 1 clinical study of AZD1419 for the treatment of asthma.

In October 2013 dosing began in a Phase 1 study to assess the safety of inhaled doses of AZD1419 in up to 45 healthy subjects, to be followed by up to 24 patients with mild asthma. Remaining potential milestone payments to Dynavax total approximately $100 million. In addition, Dynavax will receive royalties on worldwide sales of any approved products and will have the opportunity to co-promote in the United States.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of cardiovascular, metabolic, respiratory, inflammation, autoimmune, oncology, infection and neuroscience diseases. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements related to expected payments under our AstraZeneca agreement. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether results of completed studies can be replicated in human studies, difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our AstraZeneca agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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